EXHIBIT 10.60

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

CLINICAL SERVICES AGREEMENT

This Clinical Services Agreement (this “Agreement”) is effective October 15, 2007, by and between Inspire Pharmaceuticals, Inc. a Delaware corporation, having a principal place of business or offices at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466 (hereinafter “Inspire”), and Ophthalmic Research Associates Inc., a Massachusetts corporation, having a principal place of business or offices at 863 Turnpike Street, North Andover, Massachusetts, 01845 (hereinafter “ORA”).

WITNESSETH

WHEREAS, Inspire is engaged in the research and development of ophthalmic products;

WHEREAS, ORA is qualified to provide clinical research services because of the skill, experience and reputation of its professional staff and is engaged in the business of providing clinical research and development services;

WHEREAS, ORA has developed a proprietary controlled adverse environment chamber for studying the effects of dry eye disease; and

WHEREAS, Inspire wishes to retain ORA to perform certain services, as described in the Task Ownership Matrix and Statement of Work (each as defined below), regarding the clinical development of Inspire’s product, diquafasol, in a formulation provided to ORA for the indication of dry eye ( the “Product”), and ORA represents to Inspire that it has the requisite knowledge, experience and expertise to provide such services.

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, the parties hereby agree as follows:

SECTION 1 – CLINICAL RESEARCH SERVICES

1.1

Inspire hereby retains ORA to provide the clinical research services relating to the Product (collectively, the “Services”). After the execution of this Agreement, the parties will promptly meet as soon as commercially practicable to develop a statement of work (the “Statement of Work”) and a task ownership matrix (the “Task Ownership Matrix”), which shall be governed by the terms of this Agreement. In the event that Inspire requests any additional services, the terms of all additional services shall be agreed upon by the parties prior to the commencement of such services and shall be detailed in an amendment to the Statement of Work. The research program will consist of individual studies (“Studies”, each study by itself a “Study”) for support of the development of the Product. Each Study shall be conducted according to the associated protocol, and any amendments thereto (the “Protocol”), which fully details the clinical research activities and responsibilities to be undertaken for each Study. Each Study shall be conducted with the express consent of an appropriate Institutional Review Board (“IRB”). ORA acknowledges and agrees that the responsibilities for the conduct of the Study will be set

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission forth in the Task Ownership Matrix and such responsibilities are being transferred to ORA by Inspire in accordance with Title 21 of the U.S. Code of Federal Regulations, Section 312.52. Inspire shall retain those responsibilities not specifically listed in Task Ownership Matrix. Except for those responsibilities specifically transferred from Inspire to ORA, Inspire shall at all times be the “Sponsor” of the Study pursuant to the terms of the U.S. Federal Food, Drug and Cosmetic Act, as amended (the “Act”) and the regulations of the United States Food and Drug Administration or any successor entity thereto (the “FDA”), as promulgated in Title 21 of the U.S. Code of Federal Regulations, Section 301, et seq.

1.2	ORA shall, or, as the case may be, shall ensure that the Investigator (as defined below) and Institution (as defined below), perform the Services in accordance with the plans and timelines contemplated by this Agreement and the Protocol. ORA will be responsible for ensuring that the matters specified in the Task Ownership Matrix and Statement of Work are completed and the timeline targets mutually set forth by the parties are achieved. However, it is understood by the parties that the timelines contemplated by this Agreement may be extended, with Inspires’ written consent, due to actions taken by or resulting from the inactions of Inspire or Inspire’s other pre-approved contractors.

1.3

ORA shall directly enter into an agreement (the “Investigator Agreement”) with each investigator (the “Investigator”) prior to such Investigator commencing work on any portion of the Study. Inspire shall pre-approve the form of Investigator Agreement used by ORA to enter into such arrangements with the Investigator and after such approval, the terms of each Investigator Agreement may be varied or amended only with the prior written approval of Inspire. ORA certifies that all decisions regarding inclusion of patients for enrollment, and assessments of clinical endpoints that will be compiled for FDA submission or in connection with any IND or NDA, shall be made by Inspire or an independent Investigator, who is not an employee, consultant or agent of ORA, and will not be made by any individuals with financial interest in the Services or Product. In addition, no monitors, Investigators, clinical research associates, or technicians involved in conducting the clinical studies or collecting clinical endpoints have any financial interest in this Product, the Services or an ownership position in ORA. ORA will ensure that at the time of entering into each Investigator Agreement and at all times thereafter during the Study, (i) the Investigator is capable of and has the time, commitment, professional skills, experience and qualifications necessary to conduct the Study; (ii) the Investigator, and the institution for which the Investigator works (the “Institution”) have appropriate facilities, staff, resources and equipment necessary to comply with the Protocol; (iii) ORA shall ensure that each Investigator and Institution complies with the terms of the Investigator Agreement and (iv) the Investigator and Institution are able to enroll sufficient Study subjects who meet the Protocol entry criteria within the time frames set out in the Protocol. Without prejudice to the foregoing, Inspire shall be entitled to reject any proposed Investigator and Institution at its sole discretion. In addition, prior to commencement of the Study, ORA shall ensure that (a) Investigator and all other individuals identified on FDA Form 1572 each complete a Clinical Investigator Financial Disclosure Statement and return such statements to Inspire; and (b) such individuals shall notify Inspire promptly if any significant changes in the information

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission provided in the statements occur during the conduct of the Study and for one year following completion of the Study, in accordance with U.S. Code of Federal Regulations, 21 CFR Part 54.

1.4	ORA shall, at ORA’s sole expense, maintain facilities, materials and personnel necessary to perform the Services which are to be performed by ORA. The Services shall comply with and be conducted at facilities duly qualified under all applicable laws. In performing the Services, ORA shall (i) comply with the Protocol, (ii) comply with all applicable laws (iii) perform with all reasonable skill and care using the professional judgment, technical skills and diligence to be reasonably expected of a competent professional entity providing services of a similar nature, and (iv) comply with the rules of any IRB, ethics committees and patient informed consent and of competent national health authorities as well as with generally accepted conventions such as the Declaration of Helsinki and the ICH-GCP guidelines. Upon Inspire’s request, and upon reasonable notice, ORA shall provide Inspire with reasonable evidence and allow Inspire or its designee to conduct inspections of the facilities and books and records of ORA, the Investigators and Institutions, or ORA’s subcontractors performing Services to determine compliance with the terms hereof. ORA shall secure from each of the Investigators and Institution, and its subcontractors for Inspire the foregoing right of inspection and such right may be exercised with respect to each facility at least once in each calendar year, and more often in Inspire’s reasonable discretion.

1.5	Additional work, expense and responsibilities involved in development and registration activities for non-US markets, line extensions, or follow-on products related to the Product will be negotiated in good faith between the parties and may be conducted under a separate agreement; provided, however, that Inspire is not obligated to enter into any further arrangement with ORA.

1.6	Each IND, NDA or other regulatory approval (and all related regulatory dossiers) for a Product shall be owned exclusively by Inspire and filed in its name with the FDA or other applicable governmental authorities. For purposes of this Agreement, “IND” shall mean an Investigational New Drug Application as defined in the Act or the equivalent application to the equivalent agency in any other regulatory jurisdiction, and “NDA” shall mean a New Drug Application as defined in the Act, or the equivalent application to the equivalent agency in any other regulatory jurisdiction.

1.7

In furtherance of its development effort, ORA represents and warrants that ORA, its employees, Investigators, and/or agents of ORA carrying out any of the Services, have not been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§ 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), including, but not limited to, the Federal Medicare or a state Medicaid program, nor shall ORA employ, contract with or retain any person directly or indirectly to perform services if such person is barred by the FDA under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), including, but not limited to, the Federal Medicare or a state Medicaid program. ORA agrees to immediately disclose in

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission writing to Inspire if any employee, Investigator or agent is barred by the FDA, if any action or investigation is pending, or to the best of ORA’s knowledge, is threatened relating to the debarment of ORA or any person performing services in connection with any of the projects contemplated under this Agreement.

1.8	ORA agrees to immediately notify Inspire if any employee or agent of ORA or of a contract research organization retained by ORA or an Institution and/or Investigator retained in connection with one of these projects is suspected of fraud or scientific ethical misconduct, or is under investigation for any violation of federal health care program requirements.

1.9	The parties agree that use and disclosure of patient health and medical information is subject to compliance with applicable laws. ORA, therefore, agrees to take all steps, and shall ensure that the Investigators and Institutions take all steps required under applicable laws to protect the confidentiality of any patient health and medical information according to the privacy regulations issued under the Health Insurance Portability and Accountability Act of 1996, 45 C.F.R. Parts 160 and 164.

SECTION 2 – CONSIDERATION

2.1	In return for ORA’s Services, Inspire agrees to pay ORA amounts set out in each associated Statement of Work (the “Payment Schedule”) and the amounts set forth in Exhibit A. Additional clinical studies or services beyond that described in this Agreement and which are agreed upon between the parties will be billed to Inspire in accordance with such written agreement.

2.2	Payments shall made to ORA in amounts equal to sums itemized on the Payment Schedule, as adjusted, within [c.i.] days from the date the invoice is received by Inspire. ORA will send the invoice to the following individual at Inspire via facsimile or by mail at:

Inspire Pharmaceuticals

4222 Emperor Boulevard

Suite 200

Durham, NC 27703-8030

Attention: Accounts Payable

Fax: 919-287-5750

Checks will be made payable to:

Ophthalmic Research Associates, Inc.

863 Turnpike Street

North Andover, MA, USA 01845

[c.i.]

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

SECTION 3 – CONFIDENTIALITY

3.1	The parties shall keep confidential any and all information marked as confidential or which otherwise pertains to this Agreement including, without limitation, the Studies, the procedures associated therewith, data forms, proprietary models, the Protocol, scales or methods obtained from the other party as a result of this Agreement or from performance of ORA’s Services, and any other confidential information relating to the Product, plans, testing or any other business or technical affairs of either party or their affiliates acquired during the course of or as a result of the Services provided hereunder (“Confidential Information”) and no party shall use any Confidential Information other than for the purposes stated in this Agreement. In addition, no party shall disclose any Confidential Information of the other party to any third party except that which is required by regulation to be disclosed, or is required to be disclosed to those on a “need to know basis” and is necessary to carry out the obligations contained in this Agreement, and provided that any such disclosure shall require such third party to abide by confidentiality obligations no less restrictive than those contained herein. ORA shall keep confidential all data and results concerning the Product, and commercial, scientific, medical information and data related to Inspire or its affiliates, all of which shall constitute Inspire Confidential Information. Notwithstanding the foregoing, the confidentiality obligations contained in this Section 3 shall not apply to information:

(A)	which was known to either party prior to its receipt from the other party with written evidence to prove this prior knowledge;

(B)	which is or lawfully becomes generally known to the public;

(C)	which is lawfully acquired from third parties who have a right to disclose such information;

(D)	which by mutual agreement is released from a confidential status;

(E)	which can be shown by written record was independently developed without reference to or use of the Confidential Information of the disclosing party; or

(F)	which is required by law to be released, provided that the disclosing party is given advance written notice of such requirements by the receiving party so that the disclosing party may contest or limit such release.

3.2	The terms of this Section 3 as it relates to the Product, and the parties’ obligations hereunder, shall survive for a period of ten (10) years from the date of ORA’s completion of the Services for the Product, unless the Services are terminated earlier under the provisions of Section 4 of the Agreement, at which point the ten (10) year period will begin at the date of the termination notice.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

SECTION 4 – TERM AND TERMINATION

4.1	Unless earlier terminated pursuant to this Section 4, the term of this Agreement shall continue until the earlier of (i) three (3) years, or (ii) the completion of the Services performed in connection with the scope of the Agreement, as adjusted.

4.2	This Agreement may be terminated by either party, upon immediate prior notice, if any of the following conditions occur:

(A)	If the authorization and approval to perform the Study in the United States is withdrawn by Inspire or the FDA;

(B)	If the emergence of any adverse reaction or side effect with the Product administered or the ORA device employed in the Services is of such magnitude or incidence in the opinion of Inspire to support termination;

(C)	If a party is in breach of a material term of this Agreement and, upon receipt of written notice of such breach from the other party, fails to cure such breach within thirty (30) days after said written notice of breach; or

(D)	If results from a Study do not support continuing with the development of the Product, as determined in Inspire’s sole discretion.

4.3	Inspire shall have the right to terminate this Agreement if any of the following conditions occur:

(A)	For any reason upon thirty (30) days prior written notice; or

(B)	Immediately upon written notice if the Start-Up Time (as defined in Exhibit A) exceeds [c.i.].

4.4	Immediately upon receipt of a notice of termination for the Services by either party, all Investigators shall stop enrolling Study subjects into the current Study and shall cease conducting procedures on Study subjects already enrolled in the Study, to the extent medically permissible.

4.5	In the event of termination during the development due to Section 4.2, Section 4.3(B) or Section 8, neither party will be penalized for terminating, but Inspire will pay ORA for the Services provided by ORA for all clinical work approved and in progress at the time of termination and any pre-approved costs involved in winding down the Study(ies) including non-cancellable contracted obligations to which ORA is bound and which cannot be used with another client of ORA.

4.6	If Inspire terminates this Agreement for any reason other than according to Section 4.2 or Section 4.3(B), either during a Study or within [c.i.] of starting a Study, where a Study plan and schedule has been agreed upon between the parties, Inspire shall pay to ORA the total charge for that Study in full.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

4.7	Sections 1.1, 1.3, 1.4, 1.6, 1.7, 1.8, and 1.9 and Section 2, 3, 4, 5, 6, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall survive expiration or termination of this Agreement. In addition, unless otherwise expressly set forth herein, no expiration or termination of this Agreement shall have any affect on any other obligation or representation and warranty under this Agreement arising prior to such expiration or termination.

SECTION 5 – INDEMNIFICATION AND INSURANCE

5.1	Inspire shall defend, indemnify and hold ORA, its officers, directors, employees, agents, successors, or assigns (collectively “ORA Indemnitees”) harmless from and against any liabilities, claims, actions, loss, damage or expense (including reasonable attorneys’ fees and expenses of litigation) arising directly out of the proper administration or use of the Product (which is manufactured and/or provided by Inspire) in accordance with the Protocol during the course of the Services. Inspire’s indemnification shall not apply to any liability, damage, loss, or expense to the extent that it is attributable to the ORA Indemnitees’, the Investigator’s or Institution’s:

(A)	failure to adhere to terms of the Protocol,

(B)	failure to adhere to Inspire’s written instructions related to the use of the Product as required under this Agreement;

(C)	failure to comply with applicable local, state, or federal laws and regulations related to ORA’s, the Investigator’s or the Institution’s (as the case may be) obligations or conduct under this Agreement; or

(D)	negligence or willful malfeasance, misfeasance or nonfeasance.

5.2	ORA shall defend, indemnify and hold Inspire, its officers, directors, employees, agents, successors, or assigns (collectively “Inspire Indemnitees”) harmless from and against any liabilities, claims, actions, loss, damage or expense (including reasonable attorneys’ fees and expenses of litigation) arising from any bodily injury sustained, including death, and/or for damage to or loss of any property incurred during or as a result of ORA’s, its officers’, directors’, agents’, or employees’, the Investigators’, the Institutions’ or ORA’s agents’ (i) acts, omissions, and/or performance or non-compliance under, or violation of this Agreement or the Protocol; (ii) negligence or willful misconduct or omissions; (iii) non-compliance or violation of any applicable local, state or federal law(s), rule(s), or regulation(s), including, but not limited to, applicable FDA regulations and other governmental requirements; and [c.i.].

5.3	The indemnified party agrees:

(A)	To notify the indemnifying party promptly in writing of any complaint, claim or injury relating to any loss that may be subject to the indemnification herein;

(B)	That the indemnifying party has control over the defense and settlement of any such complaint or claim(s); provided that, except in the case of the payment of

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission money to settle a claim, the indemnifying party may not settle any such complaint or claim(s) in any manner affecting the indemnified party’s rights without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld; and

(C)	That the indemnifying party shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit.

5.4	The indemnifying party shall provide a defense against or settlement of any claims brought or actions filed with respect to the subject of the indemnity contained herein in the sole discretion and manner as determined by the indemnifying party. In the event that the indemnifying party obtains a monetary settlement amount, the indemnifying party shall have the right to compensation from such settlement amount for costs, including attorney’s fees and court costs, incurred in defending against such claim.

5.5	The indemnified party, its employees and agents shall reasonably cooperate with the indemnifying party and its legal representatives in the investigation and defense of any claim or suit covered under this Agreement. In the event a claim or action is or may be asserted, the indemnified party shall have the right to select and to obtain representation by separate legal counsel. If the indemnified party exercises such right, all fees, costs and expenses incurred by the indemnified party for such separate counsel shall be borne by the indemnified party, and the indemnifying party shall reasonably cooperate with the indemnified party and its legal representatives in the investigation and defense of any such claim or action.

5.6	Each party will maintain during the performance of this Agreement a policy or policies of insurance at levels sufficient to support the indemnification obligations in this Agreement. This includes broad form contractual liability and product liability with respect to personal injury, bodily injury and property damages. Each party shall maintain such insurance during the term of this Agreement and thereafter for [c.i.]. Each party shall give the other party at least [c.i.] notice of any cancellation or termination in such insurance. ORA shall have [c.i.] from the date of this Agreement to [c.i.], ORA shall, at its own cost and expense, obtain and maintain in full force and effect, the following insurance during the term of this Agreement and for a period of [c.i.] thereafter: (i) Workers’ Compensation Insurance in accordance with the applicable statutory requirements of the state in which the Services are to be performed; (ii) Employers Liability Insurance with minimum coverage of [c.i.]; and (iii) Comprehensive General Liability Insurance including a products liability coverage endorsement, covering all of ORA’s operations under this Agreement including broad contractual liability coverage, with minimum coverage of [c.i.] per occurrence, and [c.i.] in the aggregate.

5.7	Inspire shall indemnify the Investigator and the Institution and the applicable IRB for such Institution for loss or damage caused by a Product by entering into an indemnification agreement with such the Investigator and the Institution or applicable IRB (as applicable) on terms to be negotiated in Inspire’s sole discretion as between Inspire and such Investigator and Institution or applicable IRB.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

5.8 [c.i.].

SECTION 6 – PUBLICITY AND PUBLICATION

6.1	No party shall use the name, trademark, trade name or other designation of the other party in any publication or any advertising, publicity, or other promotional activity that is disclosed in public domain without prior written permission of the other party. Such limitations shall not apply to disclosures which Inspire or ORA are required by law to make with prior notification of the other party.

6.2	The contents of this Agreement shall remain confidential and may not be disclosed to any other parties without prior written permission of the other party; provided, however that Inspire may disclose the terms of this Agreement without ORA’s prior permission (i) in connection with filings with the U.S. Securities Exchange Commission and other stock exchanges, and filings with regulatory authorities, (ii) to investors or potential investors interested in making investments in Inspire or in connection with other financing transactions involving Inspire, (iii) to potential buyers in connection with a sale or merger of Inspire, or (iv) to [c.i.] and its affiliates.

6.3	Inspire shall have the sole right to publish all Study results. Prior to publication of the Study results, Inspire shall provide ORA with a copy of the papers prepared for publication in a scientific journal and ORA shall have [c.i.] to review in the case of the publication of an article or [c.i.] to review in the case of the publication of an abstract. All publications which make references to the Services shall recognize ORA’s role (in such a manner as determined by Inspire’s reasonable discretion) in providing such Services.

SECTION 7 – INDEPENDENT CONTRACTOR

ORA shall perform the Services under this Agreement only as an independent contractor and nothing contained herein shall be construed to be inconsistent with that relationship or status. ORA, its employees, the Investigators, Institutions and agents shall not be considered employees or agents of Inspire. This Agreement shall not constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind.

SECTION 8 – FORCE MAJEURE

Neither party shall be liable for delays in performance or failure to perform this Agreement if such delay or failure is due to circumstances beyond its control which, by exercise of due diligence, it could not reasonably have been expected to avoid; provided, however, that the party affected by such circumstances resumes performance as soon as possible following the end of the occurrence causing the delay or failure. Any episode of force majeure which continues for [c.i.] from the date of notification of its existence shall give the non-affected party the right to terminate this Agreement upon [c.i.] additional notice.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

SECTION 9 – OWNERSHIP OF INFORMATION

9.1	All data and information necessary for ORA to conduct the Services will be forwarded by Inspire to ORA. All clinical data generated by ORA, any Investigator or Institution, as a result of the Services or derived by ORA, any Investigator, the Institution or other personnel, shall belong exclusively to Inspire, and ORA shall ensure that all such ownership rights shall vest with Inspire. Any inventions relating to the Product that may evolve from the data and information described above or as a result of Services (“Inspire Inventions”) performed by ORA, any Investigator, the Institution or other personnel shall belong solely to Inspire, and ORA hereby assigns to Inspire all right, title and interest in and to all such Inspire Inventions without further documentation to Inspire. In addition, all employees, Investigators, Institutions and any other personnel involved in performing the Services and agents of ORA shall be obliged to assign such Inspire Inventions to ORA for assignment to Inspire pursuant to this Section 9.1.

9.2	Notwithstanding the foregoing, Inspire acknowledges that ORA possesses certain proprietary inventions, protocol design, model development, models (for example but not limited to the Controlled Adverse Environment (“CAE”) which is also referred to as the Dry Eye Room), ORA dry eye model, [c.i.] formulation art know-how, trade secrets, improvements, and any other intellectual properties proprietary to ORA analytical methods, procedures and techniques, computer technical expertise and software which relate to clinical development activities that have been independently developed by ORA prior to the effective date of this Agreement (collectively, the “ORA Intellectual Property”). [c.i.].

SECTION 10 – DISCLAIMER

10.1	Inspire acknowledges that ORA does not provide any representation or warranty that the Product can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval by regulatory authorities.

10.2	Inspire acknowledges that ORA will provide professional services hereunder and not a product. Subject to any express warranties set forth in this Agreement, ORA is not giving any IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.3	Inspire acknowledges that the Services to be provided by ORA hereunder are based upon information supplied by both ORA and Inspire, among other elements, and that ORA does not guarantee or warrant such Services to any specifications, functions or other standards, except as outlined in this Agreement.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

SECTION 11 – WARRANTY

11.1	ORA represents and warrants that: (i) it shall perform the Services in a timely manner and in accordance with accepted industry standards and any good clinical practice requirements detailed under any applicable FDA regulations; (ii) it shall perform the Services in accordance with the terms of this Agreement, the Protocol and any applicable federal, state and local laws and regulations; (iii) it shall obtain and maintain all licenses and approvals necessary to perform the Services; and (iv) all decisions regarding inclusion of patients for enrollment, and assessments of clinical endpoints that will be compiled for FDA submission or in connection with any IND or NDA, shall be made by Inspire or an independent Investigator, who is not an employee, agent or consultant of ORA, and will not be made by any individuals with financial interest in the Services or Product. In addition, no monitors, Investigators, clinical research associates, or technicians involved in conducting the clinical studies or collecting clinical endpoints have any financial interest in this Product, the Services or an ownership position in ORA.

SECTION 12 – NOTICE

Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is:

(A)	delivered by hand,

(B)	received by Registered or Certified Mail, postage prepaid, return receipt requested; or

(C)	received by facsimile, as can be presumptively demonstrated by return fax or letter demonstrating successful facsimile transmission; and addressed to the party to receive such notice at the address(es) and/or facsimile telephone number(s) set forth below, or such other address as is subsequently specified to the notifying party by the receiving party in writing.

If to ORA:

[c.i.]

Ophthalmic Research Associates

863 Turnpike Street

North Andover, MA 01845

Telephone: (978) 685-8900

Facsimile: (978) 689-0020

If to Inspire:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, NC 27703-8466

Attention: General Counsel

Facsimile: 919-941-9797

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

SECTION 13 – ASSIGNMENT

No party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other parties, except that:

(A)	Inspire may assign this Agreement to a successor or assignee of (i) substantially all of its business or (ii) the Product, in each case, to a successor or assignee who agrees to be bound by the terms of this Agreement.

(B)	[c.i.]. For the purposes of this Agreement, an “Affiliate” of ORA means any entity, whether de jure or de facto, that directly or indirectly, controls, is controlled by, or is under common control with such ORA, as applicable. Solely as used in this definition, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of ORA, as applicable, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of ORA, as applicable, whether by the ownership of stock, by contract, or otherwise.

SECTION 14 – DISPUTES

If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within [c.i.] of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer or President of each party, or their executive level designees, to attempt, in good faith, to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within [c.i.] after such written request, the parties have not succeeded in negotiating a resolution of the dispute, the parties are free to seek any other legal remedies, whether at law or at equity, that are available to them.

SECTION 15 – ENTIRE AGREEMENT; MODIFICATION

This Agreement constitutes the entire agreement between the parties on the subject matter and supersedes all prior contracts, agreements and understandings whether written or oral, relating to the same subject matter between the parties, except that any and all prior confidentiality agreements entered into between the parties shall be considered incorporated by reference herein, and to remain in full force and effect. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of ORA and Inspire.

SECTION 16 – ACCESS RIGHTS

With reasonable notice to ORA, Inspire will have the right to audit and monitor any activity conducted by ORA in connection with the Services and any records or reports

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission generated by ORA or any third party in connection with the Services. Such audit rights shall exclude (i) ORAs financial information and processes and (ii) certain elements of ORA Intellectual Property that ORA considers in its sole and absolute discretion to be sensitive.

SECTION 17 – GOVERNING LAW

This Agreement shall be governed by the laws of the State of North Carolina, without regard to its conflict of law rules.

SECTION 18 – OTHER PRODUCTS

ORA agrees:

[c.i.]

In the event ORA performs either of the above Section 18 (A) or (B), ORA shall immediately report to Inspire in writing the event, and the sole remedy for such activity will be that (i) all payments according to Exhibit A subsequent to the event shall not be paid to ORA, and (ii) ORA shall refund any and all milestone payments which have been paid by Inspire to ORA.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

IN WITNESS WHEREOF, the parties have indicated their acceptance of the terms of this Agreement by the signatures set forth below on the dates indicated. Each individual signing for a corporate entity hereby personally warrants his or her legal authority to bind that entity.

Accepted and Agreed to:

Inspire Pharmaceuticals, Inc.		Ophthalmic Research Associates Inc.

By:	/s/ Christy L. Shaffer	By:	/s/ Stuart B. Abelson
Name:	Christy L. Shaffer, Ph.D.	Name:	Stuart B. Abelson
Title:	President & Chief Executive Officer	Title:	President & Chief Executive Officer

Date:	10/15/07	Date:	10/15/07

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

Exhibit A

Milestone Payments1

Milestone Event (All $ amounts in Millions)	Amount ($ Million)
Pre-Approval Milestones[2]
“First Patient Dosed” in Pivotal Clinical Trial conducted by ORA under an FDA approved Special Protocol Assessment (“SPA”)	$2
Pre-Approval Total	$2 (To be paid only if an SPA is needed)[2]
Approval Milestones [2,3]
[c.i.]	$22.5
[c.i.]	$10.5
Approval Total	$22.5 or $10.5
Post-Approval Milestone
Timely completion of [c.i.] Notwithstanding the foregoing, payment will not be made any earlier than twelve (12) months after Approval of Product.	$5
NDA approval of line-extension and/or Follow-on Product which involves collaborative work with ORA[4]	$5
Sales Milestones[5]
Achievement of [c.i.] in U.S. Net Sales of diquafosol in a calendar year	[c.i.]
Achievement of [c.i.] in cumulative U.S. Net Sales of diquafosol	[c.i.]
Achievement of [c.i.] in U.S. Net Sales of diquafosol in a calendar year	[c.i.]
Each calendar year, for which U.S. Net Sales of diquafosol exceed [c.i.]	[c.i.]
Each calendar year, for which U.S. Net Sales of diquafosol exceed [c.i.] (milestone is accretive with the other sales milestone in “each calendar year where [c.i.] in U.S. Net Sales is achieved”.)	[c.i.]
Each calendar year, for which U.S. Net Sales of diquafosol exceed [c.i.] (milestone is accretive with the two other “each calendar year” sales milestones.)	[c.i.]

1	In the event that an additional Pivitol Efficacy Phase III study is required as documented in official meeting minutes of an FDA meeting and/or specified in a future approvable letter from the FDA, then no Approval, Post-Approval and Sales Milestones will be paid.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and submitted separately to the Securities and Exchange Commission

2	Total Pre-Approval Milestones are contingent on the necessity of a Pivotal SPA trial. Should this trial be determined unnecessary, the $2 M “First Patient Dosed” milestone will no longer be considered achievable. Any Pre-Approval Milestone and Approval Milestone shall be creditable at a rate of fifty percent (50%) for all ORA and/or [c.i.] development costs which exceed $7 M in the aggregate.
3	ORA shall have a period of [c.i.] (“Enrollment Period”) from the date which is the later of (i) IRB approval for the Study, (ii) the receipt of clinical supplies for Pilot 2 (as such term is defined in the Statement of Work), or (iii) [c.i.] (such date is the “Start-Up Time”) for screening and enrolling of patients in Pilot 2 in the manner set forth in the Statement of Work (the “Enrollment”). In the event that ORA fails to complete the Enrollment during the Enrollment Period, the Pre-Approval Milestone and Approval Milestone payable by Inspire to ORA shall be initially reduced by [c.i.] and then by an additional [c.i.]amount for each month past the first five (5) months after the Start-Up Time; provided that the total reduction of the Approval Milestone shall not exceed [c.i.] in total reduction.
4	[c.i.].
5	Sales Achievement milestones are payable one time and upon the first time annual U.S. Net Sales achieve the designated level. Net Sales levels will be determined by [c.i.] based on U.S. Net Sales reported to Inspire.